                                                                    EXHIBIT 4(c)


           [THE VARIABLE ANNUITY LIFE INSURANCE COMPANY LETTERHEAD]


Agrees to pay benefits as provided herein with respect to any person insured hereunder as an employee of



This contract is issued to



                       (Herein called the Contract Owner)



In consideration of the application therefore and of the payment by the Contract Owner of contributions as provided herein.

The Effective Date of this contract is                .

This contract is delivered in                      and is subject to the laws of
that jurisdiction.

Provisions contained in subsequent pages hereof form a part of this contract as fully as if recited in their entirety over the signature hereto affixed.

IN WITNESS WHEREOF, VALIC has caused this contract to be executed at its Home
Office in Houston, Texas, this         day of                19  .


Countersigned



   /s/ CYNTHIA A. TOLES                                  /s/ THOMAS WEST
-----------------------------                     ------------------------------
       Secretary                                             President


                Group Unit Purchase Retirement Annuity Contract
                      Active Life Fund in Separate Account
                              and General Account
                             Individual Allocations



                                   [SPECIMEN]


Group Annuity Contract No.

                               TABLE OF CONTENTS

Section                                                                                Page
-------                                                                                ----
          ARTICLE I -- DEFINITION OF CERTAIN TERMS ....................................  2
          ARTICLE II -- RETIREMENT ANNUITY PROVISIONS .................................  3
2.01      Notice to Effect an Annuity .................................................  3
2.02      Optional Annuity Forms ......................................................  3
2.03      Allocation of Variable and Fixed Annuities ..................................  4
          A.   Variable Annuity .......................................................  4
          B.   Fixed Dollar Annuity ...................................................  4

                                STANDARD TABLES

2.04      Description of Tables .......................................................  5
          Options A, B, C, D and E ....................................................  5
2.05      Frequency of Payments .......................................................  5
          ARTICLE III -- CONTRIBUTIONS, VALUATION AND DISCONTINUANCE OF CONTRIBUTIONS..  6

                                 CONTRIBUTIONS

3.01      Contributions ...............................................................  6
3.02      Application of Contributions ................................................  6
3.03      Participant's Individual Accounts, Inactive Participants ....................  6
3.04      Active Life Fund ............................................................  6

                                   VALUATION

3.05      Net Investment Rate and Net Investment Factor ...............................  6
3.06      Accumulation Unit Value .....................................................  6
3.07      Annuity Unit Value ..........................................................  7
3.08      Additional Units, Experience Rating .........................................  7

                        DISCONTINUANCE OF CONTRIBUTIONS

3.09      Suspension ..................................................................  7
3.10      Transfer of Active Life Fund ................................................  7
          ARTICLE IV -- GENERAL PROVISIONS ............................................  8
4.01      Change of Contract by VALIC .................................................  8
4.02      Change of Contract by Mutual Agreement -- Retroactive Changes ...............  8
4.03      Contract ....................................................................  8
4.04      Individual Certificates .....................................................  8
4.05      Designation of Beneficiary ..................................................  8
4.06      Facility of Payment .........................................................  8
4.07      Evidence of Survival ........................................................  9
4.08      Misstatements and Adjustments ...............................................  9
4.09      Assignments .................................................................  9
4.10      Basis of Reserves ...........................................................  9
4.11      Termination of Contract .....................................................  9
4.12      Data to be Furnished by VALIC ...............................................  9
4.13      Relation of this Contract to the Separate Account ...........................  9
          ARTICLE V -- THE PLAN........................................................ 10
5.01      Plan Description ............................................................ 10
5.02      Eligibility ................................................................. 10
5.03      Annuity Commencement Date ................................................... 10
5.04      Annuity Benefits, Election of Optional Annuities ............................ 10
5.05      Death Benefit ............................................................... 10
5.06      Termination Benefits ........................................................ 10
5.07      Contributions by Contract Owner ............................................. 11
5.08      Rates of Contribution ....................................................... 11
5.09      Allocation of Contributions ................................................. 11
5.10      Vesting ..................................................................... 11
5.11      Transfers ................................................................... 11

                                   [SPECIMEN]

                                   ARTICLE I
                          DEFINITION OF CERTAIN TERMS

1. ACCUMULATION UNIT -- A measuring unit used to determine the value of a Participant's account before annuity payments begin.

2. ACTIVE LIFE FUND -- The sum of all Participant's active and inactive, fixed and variable, Individual Accounts maintained by VALIC with respect to this Contract.

3. ANNUITANT -- A participant who is receiving retirement annuity payments hereunder.

4. ANNUITY COMMENCEMENT DATE -- The date on which retirement annuity payments commence under the terms of the Plan.

5. ANNUITY UNIT -- A measuring unit used in calculating the amount of annuity payments.

6. ANNIVERSARY -- Any anniversary of the Effective Date of the Contract and/or the Certificate, as appropriate.

7. CONTRACT OWNER -- The employer or other entity to which a Group Unit Purchase Contract is issued. An employer which is a State, a political subdivision of a State, or any agency, authority or instrumentality of either of them, may purchase this Contract in connection with a deferred compensation plan. In such case, all rights under the Contract are owned exclusively by the Contract Owner and all funds becoming payable under the terms of the Contract are payable to and the exclusive property of the Contract Owner. No certificates are issued to any employee with whom the Contract Owner has entered into a deferred compensation agreement, but such an employee is referred to in such Contract as a Participant solely for the purpose of maintaining individual records of the Contract Owner's interest in the Contract with respect to each such employee.

8. CONTRACT YEAR -- The period of 12 months commencing with the Effective Date hereof.

9. FIXED DOLLAR ANNUITY -- A series of periodic payments which remain fixed throughout the payment period and which do not vary with investment experience.

10. GENERAL ACCOUNT -- All assets of VALIC other than those in any Separate Accounts of VALIC.

11. INACTIVE PARTICIPANT -- A participant for whom contributions have ceased before his Annuity Commencement Date, but whose Individual Account is not terminated at such time.

12. NET PURCHASE PAYMENT -- Purchase Payment less sales and administration charges.

13. PARTICIPANT -- An eligible employee who makes purchase payments, or for whom purchase payments are made, under a Group Unit Purchase Contract.

14. PARTICIPANT'S INDIVIDUAL ACCOUNT -- The sum of the accumulation units credited to a Participant.

15.  PLAN -- The retirement plan described or defined in Article V.

16. PURCHASE PAYMENTS -- Amounts paid to VALIC by or on behalf of a Participant pursuant to a plan.

17. RETIREMENT ANNUITY -- A series of income payments purchased under this Contract for a Participant by application of the dollar value of the accumulation units in his Individual Account.

18. SEPARATE ACCOUNT -- Those assets of VALIC in the Separate Account established by VALIC pursuant to Article 3.72 of the Insurance Code of the State of Texas, for this class of contracts which provides variable benefits.

19. VARIABLE ANNUITY -- A series of periodic payments, the amounts of which will increase or decrease to reflect the investment experience of the Separate Account.

                                   [SPECIMEN]

                                  ARTICLE II
                        RETIREMENT ANNUITY PROVISIONS


SECTION 2.01 - NOTICE TO EFFECT AN ANNUITY. When a Participant becomes eligible for Retirement Annuity payments in accordance with the Plan, the Contract Owner shall notify VALIC to effect an annuity for such Participant, and on the date such annuity is to commence, VALIC shall allocate all accumulation units in the Participant's Individual Account, reduced by any applicable premium taxes, and apply them to provide a Retirement Annuity on one of the Optional Annuity Forms selected by the Participant. In the absence of written notice of election by the Participant in accordance with the Plan, and given to VALIC at least 30 days prior to the date annuity payments are to commence, the Retirement Annuity will be a Life Annuity with 120 Monthly Payments Guaranteed as described in Option B of Section 2.02.


SECTION 2.02 - OPTIONAL ANNUITY FORMS

OPTION A -- LIFE ANNUITY -- An annuity payable monthly during the lifetime of an Annuitant, ceasing with the last monthly payment due prior to the death of the Annuitant.

OPTION B -- LIFE ANNUITY WITH 60, 120 OR 180 MONTHLY PAYMENTS GUARANTEED -- An annuity payable monthly during the lifetime of an Annuitant, with a guarantee that if, at the death of the Annuitant, payments have been made for less than 60, 120 or 180 months as selected, annuity payments will be continued thereafter to a beneficiary designated by the Participant during the remainder of said period. The beneficiary may receive monthly payments for the remainder of the certain period and at any time during such period the beneficiary may elect to receive in one sum the present value of the remaining payments, calculated on the basis of an interest rate per annum equal to that rate used to calculate the Annuitant's first annuity payment. If a beneficiary dies while receiving annuity payments, the then present value of the current dollar amount of the remaining guaranteed number of annuity payments, computed on the basis of an interest rate compounded annually equal to that rate used to calculate the Annuitant's first annuity payment, shall be paid in a lump sum to the estate of the beneficiary.

OPTION C -- UNIT REFUND LIFE ANNUITY -- An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last monthly payment due prior to the death of the Annuitant, provided that, at the death of the payee, the beneficiary will receive an additional payment of the then dollar value of the number of annuity units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the annuity unit value at the effective date of annuity payments and (b) is the number of annuity units represented by each payment multiplied by the number of payments made.

OPTION D -- JOINT AND LAST SURVIVOR ANNUITY -- An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person and thereafter during the remaining lifetime of the survivor.

The first payment under any of these options will be determined in accordance with Section 2.04. No payments will be made under any of these options prior to receipt by VALIC of satisfactory evidence of the date of birth of the Annuitant and any joint annuitant.

LEVEL PAYMENTS VARYING ANNUALLY. An alternative mode of payment may be used in combination with any one of the four variable annuity Options described above. Fixed annuity payments will be made monthly during each annuity year at a level determined for that year based on the investment performance of the Separate Account.

The amount of the annual variable annuity payment shall be determined in the same manner as monthly variable annuity payments except that annual rather than monthly purchase rates are used. The amount of this first annual variable annuity payment is divided by the then annuity unit value to determine the number of annuity units in each subsequent annual variable annuity payment. In any subsequent annuity year, the dollar amount of the annual variable annuity payment is determined by multiplying this constant number of annuity units by the then annuity unit value.

The amount of each certain monthly payment during a given annuity year shall be no less than the annual variable annuity payment otherwise payable times
 .084654, which includes an interest element of 3 1/2%. This factor may be changed at the sole discretion of VALIC to reflect an interest rate greater than 3 1/2%.

If an Annuitant dies prior to receiving all twelve payments during any one annuity year, the payments remaining during that annuity year will be paid either to his estate or to the named beneficiary.

OPTION E -- PAYMENTS FOR A DESIGNATED PERIOD -- Payments are paid monthly for a selected number of years between one and fifteen. At any time during such period the Annuitant may elect to receive in one sum the present value of the remaining payments, calculated on the basis of an interest rate per annum equal to that rate used to calculate the Annuitant's first annuity payment. Under the Federal tax laws, the election of this Option may be treated in the same manner as a surrender of the Participant's total account. If an employee's Individual Account is surrendered, usually the full amount received would be includible in income for that year, and, to the extent so included, would be taxed at ordinary rates, subject to possible benefits of the income averaging provisions of the Code.

                                  [SPECIMEN]

SECTION 2.03 -- ALLOCATION OF VARIABLE AND FIXED ANNUITIES. In the absence of any notification of the Contract Owner to the contrary, when a Retirement Annuity is effected for a Participant, General Account accumulation units in the Participant's Individual Account will be used to provide a fixed dollar annuity (annuity units in the General Account) and Separate Account accumulation units will provide a variable annuity (annuity units in the Separate Account).

A. VARIABLE ANNUITY -- A variable annuity is an annuity with payments varying in accordance with the net investment result of the Separate Account as described in the Valuation Provision of Article III. After the first monthly payment for a variable annuity has been determined in accordance with the provisions of the Contract, a number of Separate Account annuity units is determined by dividing that first monthly payment by the Separate Account annuity unit value at the effective date of the annuity payments. Once variable annuity payments have begun, the number of annuity units remains fixed.

     The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account annuity units by the Separate Account annuity unit value as described in the Valuation Provisions for the valuation period in which the payment is due.

     VALIC guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of payees from the mortality assumption, including any age adjustments, as used in determining the first monthly payment.

B. FIXED DOLLAR ANNUITY -- A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. As in the case of the variable annuity, a number of annuity units is determined when payments commence. Since the General Account annuity unit value is always $1.00, payments after the first payment will never be less than the first monthly payment.

     VALIC may, from time to time, by action of its Board of Directors, increase the value of General Account annuity units, to the extent that such units are applicable to a guaranteed period of benefits.




                                   [SPECIMEN]

                                STANDARD TABLES

SECTION 2.04 -- DESCRIPTION OF TABLES. The Tables contained herein show the dollar value of accumulation units required to purchase a first monthly payment of $1.00, and the accumulation units applied to effect an annuity for an Annuitant will be at the accumulation unit value on the tenth day immediately proceeding the date annuity payments commence. Amounts shown in the Tables are based on the Progressive Annuity Table with interest at the rate of 3 1/2% per annum and assume births in the year 1900. The amount of each payment will depend upon the sex of the Annuitant and the Annuitant's adjusted age at the time the first payment is due, where adjusted age shall be determined in accordance with the following:

     Calendar Year of Birth        Before 1901     1901-1915     1916-1935     1936-1955     1956-1975
     Adjusted Age is Actual Age       plus 1        minus 0       minus 1       minus 2       minus 3

Actual Age, as used above, shall mean the age at the nearest birthday at the time the first payment is due.

If it would produce greater benefits, VALIC agrees that the first monthly payment to an Annuitant will be determined on the same mortality and interest basis used in determining rates for immediate annuities than being issued for this class of Annuitant.

       DOLLAR VALUE OF ACCUMULATED UNITS REQUIRED TO PURCHASE AN ANNUITY
                     WITH A FIRST MONTHLY PAYMENT OF $1.00

Options A, B and C -- Single Life Annuities

  Adjusted Age              Monthly Payments Guaranteed
                      --------------------------------------
 Male     Female        None       60        120       180    Unit Refund
------    ------      -------    -------   -------   -------  -----------
  50        54        $210.85    $211.36   $213.06   $216.23    $220.90
  51        55         206.73     207.30    209.18    212.68     217.38
  52        56         202.54     203.17    205.26    209.12     213.91
  53        57         198.27     198.97    201.28    205.55     210.30
  54        58         193.93     194.70    197.26    201.96     206.62
  55        59         189.51     190.37    193.20    198.39     202.99
  56        60         185.03     185.98    189.11    194.82     199.23
  57        61         180.48     181.54    185.00    191.28     195.40
  58        62         175.87     177.04    180.87    187.77     191.64
  59        63         171.21     172.50    176.73    184.31     187.75
  60        64         166.49     167.93    172.59    180.91     183.78
  61        65         161.73     163.32    168.47    177.58     179.90
  62        66         156.93     158.69    164.37    174.34     175.90
  63        67         152.09     154.05    160.30    171.19     171.81
  64        68         147.23     149.40    156.28    168.16     167.86
  65        69         142.35     144.75    152.31    165.25     163.76
  66        70         137.46     140.11    148.42    162.48     159.58
  67        71         132.57     135.50    144.62    159.86     155.59
  68        72         127.67     130.91    140.92    157.40     151.42
  69        73         122.79     126.37    137.32    155.12     147.16
  70        74         117.93     121.89    133.86    153.01     143.19
  71        75         113.11     117.47    130.54    151.09     138.97
  72        76         108.32     113.13    127.37    149.36     134.66
  73        77         103.57     108.88    124.37    147.82     130.74
  74        78          98.89     104.73    121.55    146.46     126.52
  75        79          94.27     100.69    118.92    145.29     122.18

Option D -- Joint Last Survivor Annuity

                                             Adjusted Age of Annuitant
  Adjusted Age         ----------------------------------------------------------------------
Secondary Annuitant      M-51       M-56      M-58      M-61       M-63      M-66       M-71
  Male     Female        F-55       F-60      F-62      F-65       F-67      F-70       F-75
 ------    ------      -------    -------   -------   -------    -------   -------    -------
   50        54        $237.79    $229.86   $227.15   $223.59    $221.57   $219.92    $215.73
   55        59         229.05     218.34    214.55    209.38     206.35    202.42     197.39
   57        61         225.97     214.14    209.85    204.01     200.50    195.93     190.01
   60        64         221.91     208.43    203.38    196.39     192.18    186.50     179.02
   62        66         219.55     204.99    199.50    191.72     186.96    180.56     171.88
   65        69         216.52     200.49    194.31    185.42     179.85    172.21     161.64
   70        74         212.71     194.65    187.42    176.84     170.06    160.43     146.43

Option E -- Payment for a Designated Period

Years of Payment               Years of Payment                Years of Payment
----------------               ----------------                ----------------
       1             $11.81           6            $ 65.15           11            $110.01
       2              22.23           7              74.74           12             118.20
       3              34.26           8              84.03           13             125.94
       4              44.90           9              93.02           14             133.51
       5              55.19          10             101.73           15             140.85

SECTION 2.05 -- FREQUENCY OF PAYMENTS. Annuity payments under this Contract will be made monthly, except that, if such payments would amount to less than $25 each, VALIC reserves the right to make payment at less frequent intervals; provided, however, that if at any time the annual rate of payment to any payee is less than $100, VALIC may make such settlement as may be equitable to the Annuitant.

                                   [SPECIMEN]

                                  ARTICLE III

         CONTRIBUTIONS, VALUATION, AND DISCONTINUANCE OF CONTRIBUTIONS

                                 CONTRIBUTIONS

SECTION 3.01 -- CONTRIBUTIONS. Each Contract Year VALIC shall receive such contributions from the Contract Owner as are made in accordance with the requirements of the Plan. Such contributions will be applied by VALIC to provide accumulation units for each Participant in accordance with Section 3.02 and the instructions of the Contract Owner.

SECTION 3.02 -- APPLICATION OF CONTRIBUTIONS. The net contribution shall be equal to the total contribution less 5% thereof. Additionally, premium taxes may be deducted either from premium payments as received or from the value of the account at retirement or surrender. The net contribution shall be applied as of the end of the valuation period in which the payment is received by VALIC, to provide accumulation units on the basis of the then current value of such units, such application being made separately for net contributions allocated to the General Account and the Separate Account.

The number of accumulation units provided in each Account and credited to a Participant's Individual Account by any such application shall be determined by dividing the net contribution for that Account applicable to that Participant by the dollar value of one accumulation unit in that Account. The number of accumulation units so determined will not be affected by any subsequent changes in the dollar value of the accumulation units. The dollar value of an accumulation unit in the General Account will increase uniformly each valuation period; the value of an accumulation unit in the Separate Account may vary from one valuation period to the next.

SECTION 3.03 -- PARTICIPANT'S INDIVIDUAL ACCOUNT, INACTIVE PARTICIPANTS. A Participant's Individual Account under this Contract shall, at any time, consist of a number of accumulation units equal to the number provided by the application of the net contributions described in Section 3.02 in accordance with the Plan, plus any additional units credited in accordance with Section 3.08.

If for any reason whatever, contributions cease for a Participant before this Annuity Commencement Date, the Contract Owner will notify VALIC as to the Participant's elections regarding the value of the Participant's Individual Account pursuant to Section 5.06.

As of the day a Participant becomes an Inactive Participant, the number of accumulation units to be continued in his Individual Account shall be determined in accordance with instructions from the Contract Owner, and such number will remain constant until an annuity is purchased for such Inactive Participant on his Annuity Commencement Date, except for any additional units credited in accordance with Section 3.08.

SECTION 3.04 -- ACTIVE LIFE FUND. The Active Life Fund under this Contract shall, at any time, consist of the sum of all Participants' Individual Accounts, plus all Inactive Participants' Individual Accounts. At lease once in each Contract Year after the first, VALIC shall inform the Contract Owner of the then dollar value of an accumulation unit and the number of such units in the Active Life Fund.

                                   VALUATION

SECTION 3.05 -- NET INVESTMENT RATE AND NET INVESTMENT FACTOR.

(a) The net investment rate for any period for the General Account is guaranteed, and is equivalent to an investment rate of 4% compounded annually for the first ten Contract Years and 3 1/2% thereafter.

(b) The net investment rate for any valuation period for the Separate Account is equal to the gross investment rate for said period less a margin deduction computed for the period at the rate of .0000394 per day of said period and less any applicable income taxes. Such gross investment rate shall be computed on each day during which the New York Stock Exchange is open for trading, not less frequently than once daily as of the time of the close of trading on such Exchange, and shall cover the valuation period since the next prior computation. Such gross investment rate is equal to (i) the investment income and capital gains and losses, both realized and unrealized, on the assets of the Separate Account during said period, divided by (ii) the amount of such assets at the beginning of said period. Such gross investment rate may be either positive or negative.

SECTION 3.06 -- ACCUMULATION UNIT VALUE. The value of a Separate Account accumulation unit on December 31, 1960 was fixed at $1.00. The value of a General Account accumulation unit on July 31, 1969 was fixed at $1.00. The value of an accumulation unit in each Account for any valuation period is determined by multiplying such value for the immediately preceding valuation period by the net investment factor for that Account for the current valuation period.

                                   [SPECIMEN]

SECTION 3.07 -- ANNUITY UNIT VALUE. The value of the General Account annuity unit is fixed at $1.00. The value of the Separate Account annuity unit for February, 1961 was fixed at $1.00 and for any subsequent period is determined by multiplying the value of the Separate Account Annuity Unit for the preceding period by the product of (a) .999906 for an assumed investment rate of 3
1/2% (or those other assumed investment rates as may be permitted by state law or regulation) and (b) the Net Investment Factor of the Separate Account for the tenth day immediately preceding the period for which the value is being calculated.

SECTION 3.08 -- ADDITIONAL UNITS, EXPERIENCE RATING. By action of its Directors, VALIC may credit additional General Account accumulation units at any time. This Contract is subject to experience rating by VALIC with respect to any Participant's Individual Account.

                        DISCONTINUANCE OF CONTRIBUTIONS

SECTION 3.09 -- SUSPENSION. This contract may be suspended by VALIC on a Contract Anniversary if:

(a) The Contract Owner fails to assent to any modification of this Contract initiated by VALIC as provided in Section 4.01, which modification would have been effective on that Contract Anniversary.

(b) The Contract Owner shall have failed to remit to VALIC contributions as provided in the Plan.

This Contract may also be suspended, or terminated as to new Participants, upon written notice by the Contract Owner given to VALIC at its Home Office 90 days in advance of the effective date of such suspension.

Effective with such suspension, no new Participants may enter the Plan but further contributions will be accepted by VALIC under the Contract as they are applicable to Participants in the Plan prior to such suspension.

SECTION 3.10 -- TRANSFER OF ACTIVE LIFE FUND. This Contract may not be assigned nor may the Active Life Fund be transferred.

                                   [SPECIMEN]

                                   ARTICLE IV

                               GENERAL PROVISIONS

SECTION 4.01 -- CHANGE OF CONTRACT BY VALIC. On the first anniversary of the Effective Date and the first day of any Contract Year thereafter, VALIC, upon written notice given 90 days in advance to the Contract Owner, may, from time to time, change any or all of the terms of this Contract, provided that (a) any such change will not affect in any way the amount of terms of any Retirement Annuity purchased prior to the effective date of such change and (b) any such change shall not affect Sections 2.04, 3.02, 3.05, 3.06, 3.07 and 3.08 as they apply to accumulation unit purchases by contributions made on behalf of Participants who were in the Plan prior to the effective date of such change to the extent that such contributions in any year are not in excess of twice the first annual contributions made on behalf of such Participant.

SECTION 4.02 -- CHANGE OF CONTRACT BY MUTUAL AGREEMENT -- RETROACTIVE CHANGES

A. By agreement in writing, the Contract Owner and VALIC may change, from time to time, any or all of the terms of this Contract provided that any such change will not in any way affect the amount or terms of any Retirement Annuity already purchased prior to the effective date of such change.

B. Notwithstanding any of the terms of this Contract, the Contract Owner and VALIC by an agreement in writing on any date agreed upon by the Contract Owner and VALIC may change, from time to time, any or all terms of this Contract if it is deemed advisable to do so in order to conform the Contract to requirements of Section 403 of the Federal Internal Revenue Code or such section or sections as may from time to time revise or replace said Section 403.

C. Consent of any Participant or Beneficiary shall not be requisite to any change in this Contract.

SECTION 4.03 -- CONTRACT. This Contract and the application of the Contract Owner, a copy of which is attached hereto and made a part hereof, will constitute the entire Contract. All statements made by the Contract Owner will be deemed representations and not warranties, and no statement will void any payment under this Contract or be used in defense of a claim unless it is contained in the application of the Contract Owner. Only the President, a Vice President, the Secretary or an Assistant Secretary has power on behalf of VALIC to make or modify this Contract.

SECTION 4.04 -- INDIVIDUAL CERTIFICATES. VALIC shall issue a certificate to the Contract Owner for delivery to each Participant. Each such certificate shall set forth in substance the benefits to which such Participant is entitled under this Contract. Certificates described in this section shall not constitute a part of this Contract.

SECTION 4.05 -- DESIGNATION OF BENEFICIARY. Each Participant shall have the sole right to designate the beneficiary to which any death benefit hereunder will be payable and, from time to time, without the consent of such beneficiary, change the beneficiary designated by filing written notice of such change with VALIC on a written form satisfactory to VALIC. After such notice is so filed, the change will relate back to and take effect as of the date the Participant signed such written notice, whether or not the Participant is living on the date such notice is received by VALIC, but without prejudice to VALIC on account of any payment made by it before such notice. If at the death of a Participant there is more than one beneficiary designated and in such designation the Participant has failed to specify their respective interests, the beneficiaries will share equally. If any designated beneficiary predeceases the Participant, the rights and interests of such beneficiary will thereupon terminate.

In the event the designated beneficiary predeceases the Participant or if no beneficiary has been named, the amount of any death benefit will be paid to the executors or administrators of the Participant's estate except that VALIC may in such case, at its option, pay such amount to the wife or the husband, if living; if not living, in equal shares to the then living children of the Participant; if none, to either parent of the Participant, or to both equally, if both are living; if neither parent is living, equal shares to the then living brothers and sisters of such Participant.

SECTION 4.06 -- FACILITY OF PAYMENT. If any payee under this Contract is, in the opinion of VALIC, physically or mentally incapable of giving valid receipt and discharge for any payment due under this Contract, then VALIC may, at its option, make payment thereof in installments of not more than $50 per month to the person or persons who, in its opinion, are caring for and supporting such payee until claim is made by a duly appointed guardian or other legal representative of such payee. Payment to such person or persons will constitute a complete discharge of the liability of VALIC to the extent of such payments and it will assume no responsibility for the proper application of the money paid.

                                   [SPECIMEN]


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
SECTION 4.07 -- EVIDENCE OF SURVIVAL. VALIC will have the right to require of any person entitled to a payment under this Contract, satisfactory evidence that he is living on each and every date when such payment is due.

SECTION 4.08 -- MISSTATEMENTS AND ADJUSTMENTS. If the age, sex, or any other relevant fact relating to any person is found to be misstated, the amount of annuity payable by VALIC shall be that which is provided by the number of accumulation units allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity, unless an equitable adjustment satisfactory to the Contract Owner and VALIC is made with respect to such misstatement.

Any adjustment made in accordance with this Section shall be conclusive upon any person affected thereby. The dollar amount of any underpayment made by VALIC shall be paid in full on the next payment due such person. The dollar amount of any overpayment by VALIC due to any misstatement shall be deducted from amounts thereafter otherwise payable to such person. If there are no further payments due such person, or if the total of such deductions made is less than the overpayments, any remainder of such overpayments shall be charged against the value of any experience credits becoming available thereafter.

SECTION 4.09 -- ASSIGNMENTS. Except insofar as may be contrary to any applicable laws, all payments under this Contract of benefits arising under the Plan are not assignable nor subject to any claims of any creditor.

No assignment of this Contract will be binding on VALIC unless and until such assignment is accepted by VALIC at its Home Office.

SECTION 4.10 -- BASIS OF RESERVES. Reserves held under this Contract will be at least equal to 100% of Active Life Fund, plus the reserve for such Retirement Annuities as have been purchased under this Contract. The dollar amount of the reserve held for the Active Life Fund shall be the dollar value, as of such date, of the accumulation units then constituting the Active Life Fund. The dollar amount of the reserves at the end of any valuation period for one unit of annuity purchased under this Contract shall be at least equal to the reserve for a similar fixed annuity of $1.00 payable at like time determined on the same actuarial basis as the tables set forth in Article II hereof, multiplied by the dollar value of an annuity unit for the second valuation period following the date of determination.

SECTION 4.11 -- TERMINATION OF CONTRACT. This Contract will terminate at the close of the first day upon which the performance and fulfillment by VALIC of all its duties and obligations arising hereunder have been completed.

SECTION 4.12 -- DATA TO BE FURNISHED TO VALIC. The Contract Owner shall furnish all information which VALIC may reasonably require for the administration of this Contract. If the Contract Owner cannot furnish any required item of information, VALIC may request the person concerned to furnish such information. VALIC shall not be liable for the fulfillment of any obligations in any way dependent on such information until it receives such information in form satisfactory to VALIC.

Information furnished to VALIC may be corrected for demonstrated errors therein unless VALIC has already acted to its prejudice by relying on such information. Any records prepared by VALIC from information furnished to VALIC as described above shall constitute prima facie evidence as to the truth of the information recorded thereon.

SECTION 4.13 -- RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT. VALIC shall have exclusive and absolute ownership and control of the assets of both its General Account and its Separate Account. Neither the Contract Owner nor any Participant shall have any individual or equitable ownership of any investments or other assets of either of said Accounts and the records and accounts kept by VALIC in connection with this Contract shall not be deemed to constitute any recognition of any ownership by the Contract Owner or any Participant of any portion of any said Accounts. All funds attributable to this Contract and becoming part of either Account shall be invested or reinvested by VALIC in such class or classes of investments, and to such extent as VALIC may determine with due regard for all applicable and/or statutory investment objectives and restrictions. The method of determination by VALIC of the value of an accumulation unit will be conclusive upon the Contract Owner and any Participant.




                                   [SPECIMEN]

                                   ARTICLE V
                                    THE PLAN

SECTION 5.01 -- PLAN DESCRIPTION -- The Plan shall mean the Voluntary Retirement Annuity Plan for Employees of together with all amendments thereto, which Plan shall be a part of this Contract and effective on the Effective Date of the Contract.

SECTION 5.02 -- ELIGIBILITY -- All full-time employees of

are eligible to become Participants in the Plan. After the first Contract Year, any employee who does not enroll within 60 days of becoming eligible, may enroll only on a subsequent Contract Anniversary.

SECTION 5.03 -- ANNUITY COMMENCEMENT DATE -- The date elected by the Participant for the commencement of annuity payments. Such date may be the first day of any calendar month following the Participant's 50th birthday but may not be later than the Participant's 75th birthday.

SECTION 5.04 -- ANNUITY BENEFITS, ELECTION OF OPTIONAL ANNUITIES -- The Retirement Annuity payments commencing on the Annuity Commencement Date will be determined by applying the dollar value of a Participant's Individual Account as of the applicable valuation period to the tables shown in Article II. A Participant may elect to have his payments made under any of the optional annuity forms. Such election must be received by VALIC at least 30 days prior to the Annuity Commencement Date or the annuity will not commence until the next following month.

A Participant or Beneficiary thereof, upon 30 days notice, may elect to have any portion of his Individual Account applied to provide either a variable annuity or a fixed dollar annuity or a combination of both. The amount of the first payment must be at least $25.

SECTION 5.05 -- DEATH BENEFIT -- In the event of the death of a Participant prior to the commencement of annuity payments, the Beneficiary of the Participant will receive an amount payable upon such death equal to the greater of:

(a) The termination value of the Participant's Individual Account at the date of death; or

(b) 100% of all purchase payments made under the Contract by or on behalf of the Participant, reduced by any withdrawals.

This death benefit may be taken in one lump sum or under any of the settlement options available in VALIC's individual annuities then being issued or as provided in Section 5.04 above.

SECTION 5.06 -- TERMINATION BENEFITS -- Upon termination of participation in the Plan, at any time before annuity payments commence, the Participant:

(a) If he is at least 50 years of age, may elect to have his Individual Account valued and, after deduction of any applicable premium taxes, apply that value to provide fixed or variable annuity payments, or a combination thereof, commencing immediately, according to a selected annuity option as described in Article II;

(b) May elect to permanently withdraw and receive in cash all or part of the termination value of his Individual Account by submission of a written request for withdrawal together with his certificate to VALIC at its Home Office. Such termination value will be equal to the value of the accumulation units standing to the credit of the Participant computed as of the next valuation of accumulation units following receipt by VALIC of the withdrawal request;

(c) May elect to permit his Individual Account to remain in force under the Contract, in which event the account will participate in the investment results of the Separate and/or General Account, as appropriate;

(d) May elect to convert to an Individual Variable Annuity Contract of the form then currently issued for this class of Annuitant, at a duration equivalent to the number of full years he has been in the Plan. If the method of determining accumulation unit values in the individual contract is the same as set forth in Sections 3.05 and 3.06 of this Contract, then all accumulation units in the Participant's Individual Account will be transferred to the Contract and become the initial value thereunder. Any accumulation units not transferred to the individual contract will be retained in the existing Contract unless the Participant makes an election to the contrary;

(e) May elect to have his Individual Account transferred to another contract if he becomes an employee of another employer which is the owner of a similar group unit purchase contract issued by VALIC;

(f) May surrender his certificate of participation provided the account consists solely of General Account values which are not the result of a transfer of Separate Account values. The amount payable upon such surrender will be no less than 100% of all Purchase Payments made under the Contract by or on behalf of the Participant, reduced by any withdrawals.

                                   [SPECIMEN]

SECTION 5.07 -- CONTRIBUTIONS BY CONTRACT OWNER -- The Contract Owner will remit to VALIC all contributions required on behalf of the Participant in accordance with the individual agreements between the Contract Owner and the Individual Participants.

SECTION 5.08 -- RATES OF CONTRIBUTION -- The rate of contribution shall be specified for each Participant by the Contract Owner and shall not be less than $25 per month per Participant if the Purchase Payments are to be allocated entirely to the Separate Account. If the Purchase Payments are in part for the purchase of a fixed annuity, the minimum payment will be $30 with not less than $12 allocated to the Separate Account. The Contract Owner may elect to modify his rate of contribution with respect to any Participant on any Contract Anniversary, and if contributions on behalf of a given Participant are suspended and the Individual Account is not withdrawn, contributions may be resumed on any Contract Anniversary following one full year of suspension of contributions.

SECTION 5.09 -- ALLOCATION OF CONTRIBUTIONS -- The Contract Owner will specify in the case of each Participant what portion of the contributions with respect to that Participant will be allocated to the Separate Account and what portion will be allocated to the General Account. A Participant may elect an allocation of any whole per cent in either Account with the balance being allocated to the other Account, but may not make an election which would result in an allocation less than the rates of contribution set out in Section 5.08 above.

SECTION 5.10 -- VESTING -- While the Employer will hold the Contract, as Contract Owner, each Participant will at all times have a 100% vested and non-forfeitable interest in his individual Account as represented by his certificate.

SECTION 5.11 -- TRANSFERS -- During the accumulation period, the Participant shall have the right to change the funding media from a fixed dollar annuity to a variable annuity or a variable annuity to a fixed dollar annuity or a combination of both. No transfer is effective until a written notice in a form acceptable to VALIC is submitted to VALIC at its Home Office. The transfer, once accomplished by VALIC, shall remain in effect until further written notice to the contrary is received from the Participant.

                                   [SPECIMEN]